Exhibit 10.1
Summary of Base Salaries
for
Executive Officers of Park National Corporation
     On January 18, 2005, upon recommendation of the Compensation Committee, the Board of Directors of Park National Corporation (“Park”) approved the base salaries for each of the executive officers of Park: (a) C. Daniel DeLawder, Chairman of the Board and Chief Executive Officer of Park and The Park National Bank, a subsidiary of Park; (b) David L. Trautman, President and Secretary of Park and President of The Park National Bank; and (c) John W. Kozak, Chief Financial Officer of Park and Senior Vice President and Chief Financial Officer of The Park National Bank, for the fiscal year ended December 31, 2005 (the “2005 fiscal year”). The Compensation Committee also recommended that the cash compensation paid to these three executive officers during the 2005 fiscal year be split at 50% base salary and 50% incentive compensation. Messrs. DeLawder, Trautman and Kozak historically had received the majority of their total cash compensation in incentive compensation. The Compensation Committee reviewed independently generated peer group information of similarly sized bank holding companies developed by SNL Securities which revealed that the individuals holding these positions typically receive a majority of their cash compensation in base salary. To be more consistent with peers, and at the suggestion of the management of Park and The Park National Bank, the Compensation Committee considered and then approved a 50/50 split between base salary and cash incentive compensation. Management also suggested that Messrs. DeLawder and Trautman receive no increase in the aggregate amount of cash compensation paid during the 2005 fiscal year, but that the proportion of total cash compensation allocated to base salary and incentive compensation for the 2005 fiscal year should change. Management suggested, and the Compensation Committee concurred after reviewing peer data, to increase Mr. Kozak’s total cash compensation. Accordingly, the base salaries for the 2005 fiscal year were $464,240 for Mr. DeLawder, $307,108 for Mr. Trautman and $200,500 for Mr. Kozak.
     On February 7, 2006, the Compensation Committee approved the base salaries for each of Messrs. DeLawder, Trautman and Kozak for the fiscal year ended December 31, 2006 (the “2006 fiscal year”). Management suggested that Messrs. DeLawder, Trautman and Kozak receive the same base salary for the 2006 fiscal year as they had received for the 2005 fiscal year and the Compensation Committee concurred after reviewing independently generated peer group information of similarly sized bank holding companies developed by SNL Securities.
     On December 27, 2006, the Compensation Committee determined the base salaries for each of Messrs. DeLawder, Trautman and Kozak for the fiscal year ending December 31, 2007. Effective January 1, 2007, those base salaries are the following:
*	C. Daniel DeLawder — $473,525

*	David L. Trautman — $313,250

*	John W. Kozak — $214,455